Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Kura Sushi USA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	457(o)

Equity	Preferred Stock, par value $0.001 per share	457(o)

Equity	Depositary Shares(2)	457(o)

Other	Warrants(3)	457(o)

Other	Subscription Rights(4)	457(o)

Other	Share Purchase Contracts	457(o)

Other	Share Purchase Units	457(o)

Unallocated (Universal Shelf)		457(o)			$11,338,000	$0.0001531	$1,735.85

Total offering amounts					$11,338,000		$1,735.85

Total Fees Previously Paid							$0.00

Total Fee Offsets							—

Net Fee Due							$1,735.85

(1)

The Registrant previously registered an indeterminate number of shares of the Registrant’s Class A common stock, preferred stock, depositary shares, warrants, subscription rights, share purchase contracts and share purchase units with an initial aggregate offering price not to exceed $125,000,000 to be offered and sold by the Registrant on a registration statement on Form S-3 (File No. 333-269040), which was declared effective on January 6, 2023 (the “Initial Registration Statement”) and for which a filing fee of $13,775 was previously paid. Of the securities registered for offer and sale by the Registrant, a balance of $56,690,000 of such securities remains available for offer and sale by the Registrant under the Initial Registration Statement as of the date hereof. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares of Class A common stock of the Registrant having a proposed maximum aggregate offering price of $11,338,000 is hereby registered, representing no more than 20% of the maximum aggregate offering price of unsold securities remaining available for issuance by the Registrant under the Initial Registration Statement. The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the Class A common stock registered hereunder. Pursuant to Rule 457(i) under the Securities Act, the securities registered hereunder include such indeterminate amount of securities as may be issued upon exercise, conversion or exchange of, pursuant to anti-dilution adjustments, or pursuant to a stock dividend, stock split or similar transaction with respect to securities that provide for such issuance, exercise, conversion, exchange, adjustment, stock split or similar transaction. Separate consideration may or may not be received for any of these securities.

(2)

Each depositary share registered hereunder will be issued under a deposit agreement and will represent an interest in a fractional share or multiple shares of Class A common stock or preferred stock and will be evidenced by a depositary receipt.

(3)	Warrants represent rights to purchase Class A common stock or preferred stock registered under this registration statement.
(4)	The subscription rights to purchase shares of Class A common stock or preferred stock will be offered without additional consideration.